Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-253421

Prospectus Addendum to Amendment No. 2

to the Prospectus Supplement No. 1 dated March 3, 2008

to the Prospectus dated March 22, 2021

and the Prospectus Supplement dated March 22, 2021.

GS Finance Corp.
Medium-Term Notes, Series A
guaranteed by
The Goldman Sachs Group, Inc.

Claymore CEF Index-Linked GS ConnectSM ETN

Index-Linked Notes due 2037

(Linked to the Claymore CEF Index)

Goldman Sachs & Co. LLC will, and other affiliates of GS Finance Corp. may, use this prospectus addendum and the accompanying prospectus supplement no. 1, dated March 3, 2008 (which we refer to as the “accompanying prospectus supplement”), in connection with market-making transaction or the continuous offering of Claymore CEF Index-Linked GS ConnectSM ETN Index- Linked Notes due 2037 (Linked to the Claymore CEF Index) (which we refer to as the “notes” in this prospectus addendum).

You should read the accompanying prospectus supplement which describes the specific terms of the notes, together with the accompanying prospectus supplement dated March 22, 2021 relating to Medium-Term Notes, Series A of GS Finance Corp. and the accompanying prospectus dated March 22, 2021 of GS Finance Corp.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Prospectus Addendum dated March 22, 2021.